Exhibit 99.1

KULR Reports Record Revenue for the Third Quarter of 2024

HOUSTON / GLOBENEWSWIRE / November 13, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in sustainable energy management, today reported results for the third quarter ended September 30, 2024.

Third Quarter 2024 Financial Results

Revenues: In the third quarter that ended September 30, 2024, revenue was $3.19 million compared to $3.04 million reported in the same period last year.

Cash and Accounts Receivable: As of September 30, 2024, the Company had cash and accounts receivable combined of $3.60 million.

Gross Margins: Gross margin was 71% in the quarter ending September 30, 2024, compared to 44% in the same period last year.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses decreased to $2.74 million in the third quarter of 2024 from $4.61 million in the same period last year.

Research and Development (R&D) Expenses: R&D expenses in the third quarter of 2024 decreased to $1.23 million from $1.82 million in the same period last year.

Operating Loss: Loss from operations was $1.71 million for the third quarter of 2024, compared to $5.10 million from the same period last year. Lower operating loss in the third quarter was driven by a decrease in both SG&A expenses and investment in R&D.

Net Loss: Net loss for the third quarter of 2024 was $2.00 million, or a loss of $0.01 per share, compared to a net loss of $5.56 million, or a loss of $0.05 per share from the same period last year.

Management Commentary

KULR Chief Financial Officer Shawn Canter noted, “We are proud to announce another record revenue quarter so meaningfully the result of our entire team’s focus and dedication. The announced license agreement for KULR Xero Vibe represents a new business model that can expand the ways we grow KULR. Our recent first “Open House” in Webster was a smashing success with many customers, potential customers, insurance, fire – including the FDNY - and hazmat experts, public officials, and investors in attendance. I think we will do more of those types of events to invite more and more people to see and experience the mission critical nature of our work for so many applications.”

Mr. Canter continued, “The work we do is really part of the “picks and shovels” of the space economy, the broader adoption of electrification of the global aerospace and defense sectors, and the evolution toward more and more electric applications like planes, drones, vehicles, industrial and commercial equipment. Who isn’t going to need safe, reliable, clean power in often inconvenient environments?”

With regards to KULR Xero Vibe, Mr. Canter offered, “By meaningfully improving cooling efficiency, KXV is addressing the high operating costs of high intensity, power hungry applications like AI and crypto currency servers. Again, our proprietary technology offers a variety of sectors critical “picks and shovels” for them to continue to grow and flourish. Our goal is to have KXV technology used across these and other use cases to lower their operating costs and thus promote their expanded use.”

Third Quarter 2024 and Recent Corporate Highlights:

•	KULR's Xero Vibe Technology Lands Licensing Partnership with $2.35M Deal. The Company announced a licensing agreement for its proprietary vibration reduction technology named KULR Xero Vibe (“KXV”). The $2.35M landmark deal includes a $1.1M minimum guaranteed license and royalty fee, a unique opportunity for the licensee to purchase proprietary balancing equipment directly from KULR and additional revenue upside to KULR based on volume and technology upgrades.

•	KULR Secures Expanded U.S. Army Battery Contract to $2.4M, Paving Way for KULR ONE Guardian Battery Production in 2025. The Company announced that it was on track to successfully complete its initial engagement with the United States Army in Q3 2024 and building on the momentum of this ongoing partnership, the Army would expand its battery contract with the Company to $2.4M.

•	KULR Releases New Investor Presentation. The Company unveiled a new investor presentation on its website. This new presentation provides an overview of the Company and features refreshed and updated information, including: updated list of customers and partners, overview of the Company’s core engineering technology domains with an emphasis on diversified product and service offerings for its various market opportunities, information on KULR's customer engagement model, and financial updates and recent operational progress The investor presentation is accessible through the “Presentations” section on KULR’s website.

Conference Call

The Company has scheduled a conference call for November 13, 2024, at 4:30 p.m. ET to discuss these results. KULR management will provide a business update for the Company followed by a question-and-answer period.

To access the call, please register using the following link: KULR Third Quarter 2024 Earnings Call. After registering, an email will be sent, including dial-in details with a conference call access code required to join the call. The conference call will be available for replay here via the Investor Relations section on KULR’s website (www.kulrtechnology.com).

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether because of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulrtechnology.com